Exhibit A

TRANSACTIONS DURING PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of common stock of the Issuer during the past 60 days:

Reporting Person	Date of Transaction	Transaction Type (Purchase or Sale)	Shares		Price/Share
Capital Royalty Partners II L.P.	11/16/2018	Purchase	4,224,605		*	**
Capital Royalty Partners II (Cayman) L.P.	11/16/2018	Purchase	1,264,997		*	**
Capital Royalty Partners II Parallel Fund “A” L.P.	11/16/2018	Purchase	7,427,065		*	**
Capital Royalty Partners II Parallel Fund “B” (Cayman) L.P.	11/16/2018	Purchase	2,083,333		*	**
Capital Royalty Partners II L.P.	11/16/2018	Purchase	4,224,605	*	*	**
Capital Royalty Partners II (Cayman) L.P.	11/16/2018	Purchase	1,264,997	*	*	**
Capital Royalty Partners II Parallel Fund “A” L.P.	11/16/2018	Purchase	7,427,065	*	*	**
Capital Royalty Partners II Parallel Fund “B” (Cayman) L.P.	11/16/2018	Purchase	2,083,333	*	*	**
Capital Royalty Partners II L.P.	11/16/2018	Purchase	4,224,605	**	*	**
Capital Royalty Partners II (Cayman) L.P.	11/16/2018	Purchase	1,264,997	**	*	**
Capital Royalty Partners II Parallel Fund “A” L.P.	11/16/2018	Purchase	7,427,065	**	*	**
Capital Royalty Partners II Parallel Fund “B” (Cayman) L.P.	11/16/2018	Purchase	2,083,333	**	*	**

*

Represents shares of common stock of the Issuer underlying Series A warrants, each of which became exercisable for one share of the Issuer’s common stock immediately upon issuance, and expires on November 16, 2023.

**

Represents shares of common stock of the Issuer underlying Series B warrants, each of which became exercisable for one share of the Issuer’s common stock immediately upon issuance, and expires on November 16, 2023.

***	Shares were purchased in the November 2018 Public Offering. Each share of common stock of the Issuer was sold together with a Series A warrant and a Series B warrant for $0.48.